Exhibit 5.1

10 June 2021

Matter No.: 833066

Doc Ref: 107020404

(852) 2842 9556

Christopher.Bickley@conyers.com

Meten EdtechX Education Group Ltd.

Cricket Square

Hutchins Drive, P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

Re: Meten EdtechX Education Group Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 1,990,609 ordinary shares, par value US$0.0001 per share (the “Shares”) to be issued pursuant to the 2020 share incentive plan of the Company as amended and restated effective as of 23 November 2020 (the “2020 Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) and the sale by Benjamin Vedrenne-Cloquet and Charles McIntyre (together, the “Selling Shareholders”) of 120,000 Shares (the “Selling Shareholder Shares”).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement; and

(ii)	the 2020 Plan.

We have also reviewed and relied upon (1) the Amended and Restated Memorandum and Articles of Association of the Company, (2) a copy of the written resolutions of the sole director of the Company dated 5 March 2020, a copy of the written resolutions of the sole shareholder of the Company dated 5 March 2020 and a copy of minutes of a meeting of the board of directors of the Company held on 23 November 2020 (collectively, the “Resolutions”), (3) a certificate of good standing of the Company dated 5 May 2021 (the “Certificate Date”), (4) a copy of the register of members of the Company dated 27 May 2021, and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the 2020 Plan and other documents reviewed by us, (c) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (e) that upon issue of any Shares to be sold by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (f) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission and will have become effective, (g) that on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued Shares, (h) that the Selling Shareholder Shares will be issued in accordance with the 2020 Plan and the Selling Shareholders will be registered in the register of members of the Company as the holders of such shares; (i) that all amounts in respect of the Selling Shareholders Shares will be paid to the Company in accordance with their terms of issue, and (j) that on the date of issuance of any award under the 2020 Plan, the Company will be able to pay its liabilities as they become due.

We express no opinion with respect to the issuance of Shares pursuant to any provision of the 2020 Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

2.	The Shares, when issued and paid for in accordance with the 2020 Plan, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares).

3.	When issued and paid for in accordance with the 2020 Plan and transferred and paid for as contemplated by the Registration Statement and registered in the register of members of the Company, the Selling Shareholders Shares will be validly transferred, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman